Exhibit 10.1

AMENDMENT NO. 2 TO THE THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

SMARTSTOP OP, L.P.

In accordance with Section 4.2 and Article 11 of the Third Amended and Restated Limited Partnership Agreement, effective as of June 28, 2019, as amended by that certain Amendment No. 1, effective as of October 29, 2019 (the “Agreement”), of SmartStop OP, L.P. (formerly Strategic Storage Operating Partnership II, L.P.) (the “Partnership”), the Agreement is hereby amended by this Amendment No. 2 (this “Amendment”) to create a new series of Long-Term Incentive Plan (“LTIP”) partnership units designated herein as the “LTIP Units”.  This Amendment is made and entered into as of April 20, 2020 and effective January 1, 2020 (the “Effective Date”).  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, SmartStop Self Storage REIT, Inc. (formerly Strategic Storage Trust II, Inc.) (the “General Partner”) maintains the Employee and Director Long-Term Incentive Plan of SmartStop Self Storage REIT, Inc., effective as of December 20, 2013, as amended by that certain Amendment No. 1, effective as of April 20, 2020 (the “Plan”);

WHEREAS, the Plan allows the grant of awards (the “Awards”) to employees of the General Partner or any Affiliate (as defined in the Plan);

WHEREAS, the General Partner’s compensation committee has designated SmartStop Storage Advisors, LLC, a Delaware limited liability company and subsidiary of the Partnership (“SmartStop Advisors”), as an “Affiliate” for purposes of the Plan; and

WHEREAS, the parties hereto now desire to reflect the General Partner’s authorization and grant of Awards to certain employees of the General Partner or any Affiliate (as defined in the Plan) by creating the LTIP Units and setting forth the rights and privileges of the LTIP Units (and other terms and conditions of such units) under the Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Amendment. The Agreement is hereby amended as of the Effective Date as follows:

a.	Definitions. The following definitions in Article 1 are hereby amended and restated in their entirety, or if no such definition previously appeared, are hereby added to Article 1:

Adjustment Event has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Capital Account Limitation means (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to his or her ownership of LTIP Units, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion.

Common Unit Economic Balance means (i) the aggregate Capital Account balance of the holders of Common Units, plus the aggregate amount of such holders’ share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to such holders’ ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 14 of the LTIP Unit Designation set forth in Schedule A hereof, divided by (ii) the aggregate number of such holders’ Common Units.

Constituent Person has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Conversion Date has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Conversion Notice has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Conversion Right has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Distribution Participation Date has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Economic Capital Account Balance means, with respect to a holder of LTIP Units his or her Capital Account balance, plus the amount of his or her share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to his or her ownership of LTIP Units.

Eligible Unit means, as of the time any Liquidating Gain is available to be allocated to an LTIP Unit, an LTIP Unit to the extent, since the date of issuance of such LTIP Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit.

Forced Conversion has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Forced Conversion Notice has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Gross Asset Value means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(a)

the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the Agreed Value of such asset on the date of contribution, as determined by the General Partner and agreed to by the contributing Person;

(b)

the Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clauses (i) through (v) below may, in the discretion of the General Partner, be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(i)	the acquisition of an additional interest in the Partnership by a new or existing Partner in exchange for more than a de minimis Capital Contribution;
(ii)	the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership;
(iii)	the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and
(iv)

the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership (including the grant of an LTIP Unit);

(v)	at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2;
(c)

the Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the distributee and the General Partner; provided , however , that if the distributee is the General Partner or if the distributee and the General Partner cannot agree on such a determination, such gross fair market value shall be determined by appraisal;

(d)

the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d);

(e)

if the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (a), subsection (b) or subsection (d) above, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses; and

(f)

if any Unvested LTIP Units are forfeited then upon such forfeiture, the Gross Asset Value of the Partnership’s assets shall be reduced by the amount of any reduction of such Partner’s Capital Account attributable to the forfeiture of such Unvested LTIP Units.

Initial Holding Period means with respect to any Common Units held by a Qualifying Party or any of their successors-in-interest, a period ending on the day after the first twelve (12) month anniversary of such date that the Qualifying Party first became a holder of such Common Units; provided, however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party or any such successor-in-interest, shorten or lengthen the Initial Holding Period applicable to any Common Units held by a Qualifying Party and/or its successors-in-interest to a period of shorter or longer than twelve (12) months.  For sake of clarity, as applied to a Common Unit that is issued upon conversion of an LTIP Unit pursuant to Section 8 of the LTIP Unit Designation set forth in Schedule A hereof (and subject to the proviso in the immediately preceding sentence, if applicable), the Initial Holding Period of such Common Unit shall include the holding period for such converted LTIP Unit.

Liquidating Event means any of the following: (i) an event of withdrawal, as defined in Section 10-402(2)-(9) of the Act (including without limitation, bankruptcy), or the withdrawal in violation of this Agreement, of the last remaining General Partner unless, within ninety (90) days after withdrawal, a majority in interest of the Partners remaining agree in writing, in their sole and absolute discretion, to continue the Partnershp and to the appointment, effective as of the date of such withdrawal, of a successor General Partner; (ii) an election to dissolve the Partnership made by the General Partner in its sole and absolute discretion, with or without the consent of the Partners; (iii) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or (iv) the redemption or other acquisition by the Partnership or the General Partner of all Partnership Interests other than Partnership Interests held by the General Partner.

Liquidating Gains means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets under the definition of Gross Asset Value in this Agreement.

Liquidating Losses means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net loss realized in connection with an adjustment to the Gross Asset Value of Partnership assets under the definition of Gross Asset Value in this Agreement.

LTIP Unit means a Partnership Unit which is designated as an LTIP Unit and which has the rights preferences and other privileges as designated in the LTIP Unit Designation set forth in Schedule A hereof, and elsewhere in the Agreement, and any applicable LTIP Unit Agreement.  The allocation of LTIP Units among the Partners shall be set forth on Exhibit A to the Agreement as it may be amended or restated from time to time.

LTIP Unit Agreement means each or any, as the context implies, agreement or instrument entered into by an LTIP Unitholder upon the acceptance of an award of LTIP Units, including a time based LTIP Unit Agreement and a performance based LTIP Unit Agreement.

LTIP Unit Initial Sharing Percentage has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

LTIP Unitholder means a Partner that holds LTIP Units.

Partnership Transaction has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereto.

Plan has the meaning provided in the WHEREAS clauses, above.

Proposed Section 83 Safe Harbor Regulation has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Qualifying Party means (a) a Limited Partner, (b) an assignee of a Limited Partnership Interest of a Limited Partner, as described in Section 9.3 of the Agreement, or (c) a Person, who is the transferee of a Partnership Interest in a permitted Transfer, as described in Section 9.2(b) of the Agreement; provided, however, that a Qualifying Party shall not include the General Partner.

Section 83 Safe Harbor has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Terminating Capital Transaction means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership, in any case, not in the ordinary course of the Partnership’s business.

Unvested Amount has the meaning provided in Section 5.2(a)(ii) of the Agreement.

Unvested LTIP Units has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

Vested LTIP Units has the meaning provided in the LTIP Unit Designation set forth in Schedule A hereof.

b.	deleting the definition of Limited Partner, Partnership Unit, and Percentage Interest from Article 1 – Defined Terms and replacing them with the definitions directly below;

Limited Partner means any Person, including LTIP Unitholders, named as a Limited Partner on Exhibit A to the Agreement, and any Person who becomes a Substitute Limited Partner or Additional Limited Partner, in such Person’s capacity as a Limited Partner in the Partnership.  A Limited Partner may hold Class A-2 Units, LTIP Units, Common Units, Preferred Units, or any combination thereof.

Partnership Unit means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including Class A Units, Class A-1 Units, Class A-2 Units, Class T Units, LTIP Units and Preferred Units. Without limitation on the authority of the General Partner as set forth in Section 4.2 hereof, the General Partner may designate any Partnership Units, when issued, as Common Units, LTIP Units, or Preferred Units, may establish any other class of Partnership Units, and may designate one or more series of any class of Partnership Units.  The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A to the Agreement, as such Exhibit may be amended from time to time.

Percentage Interest means, as to a Partner, with respect to any class or series of Partnership Units held by such Partner, its interest in such class or series of Partnership Units as determined by dividing the number of Partnership Units in such class or series owned by such Partner by the total number of Partnership Units in such class or series then outstanding and includes any and all benefits to which the holder of such a Partnership Units may be entitled as provided in this Agreement, together with all obligations of such Partner to comply with the terms and provisions of this Agreement. For purposes of determining the rights and relationships among the various classes and series of Partnership Units, LTIP Units shall be treated as Common Units, and Preferred Units shall not be considered to have any share of the aggregate Percentage Interest in the Partnership unless, and only to the extent, provided otherwise in the instrument creating such class or series of Preferred Units.

c.	adding the provisions set forth in the LTIP Unit Designation set forth in Schedule A hereof;

d.	deleting the subsection (b) of Section 5.2 - Distributions of the Agreement and replacing it with the language directly below.

Subject to the distribution, liquidation preference, redemption, repurchase and other rights, if any, of the holders of any Preferred Units, Net Sale Proceeds shall be distributed 100% to the Partners (including the LTIP Unitholders, after taking into account any Liquidating Gain allocations made pursuant to Section 14 of the LTIP Unit Designation) who are Partners on the Partnership Record Date in accordance with their positive capital account balances on the Partnership Record Date.

e.	Adding new Section 5.2(e) – Tax Distributions as set forth directly below.

Tax Distributions.  The General Partner, in its sole discretion, may cause the Partnership to make distributions of cash to the Partners in amounts intended to enable the Partners (or any Person whose tax liability is determined by reference to the income of a Partner) to discharge their United States federal, state and local income tax liabilities arising from the allocations made or to be made pursuant to Section 5.1 to the extent the General Partner determines that other distributions pursuant to Section 3.2 are not sufficient to discharge such income tax liabilities.  Whether a distribution will be made pursuant to this Section 5.2(e) and the amount distributable, if any, shall be determined by the General Partner in its discretion, based on the amounts allocated to the Partners, and otherwise based on such reasonable assumptions as the General Manager determines in good faith to be appropriate.

2.Effect of Amendment.  Upon execution of this Amendment, on and after the date hereof, each reference to “this Agreement”, “hereunder”, “hereof”, or words of like import in the Agreement and in the other documents entered into in connection with the Agreement shall mean and be a reference to the Agreement, as amended hereby.  Except as specifically amended hereby, the Agreement shall remain in full force and effect.

3.Continuation of Agreement.  The Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Agreement and this Amendment were contained in one document.  Any provisions of the Agreement not amended by this Amendment shall remain in full force and effect as provided in the Agreement immediately prior to the date hereof.  In the event of a conflict between the provisions of this Amendment and the Agreement, the provisions of this Amendment shall control.

4.Governing Law.  This Amendment and any controversy arising out of or relating to this Amendment shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of Delaware.

5.Counterparts.  This Amendment may be executed in two or more counterparts, and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The signature pages hereto shall be deemed and may be used as counterpart signature pages to the Agreement.

6.Binding Effect.  This Amendment shall be binding on all parties to the Agreement upon approval by the necessary parties set forth in the recitals above.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 to the Third Amended and Restated Limited Partnership Agreement of SmartStop OP, L.P., as amended, effective as of the Effective Date.

SMARTSTOP OP, L.P.

By:	SmartStop Self Storage REIT, Inc.,

its sole general partner

By:/s/ Michael S. McClure
Name:  Michael S. McClure
Title:    Chief Executive Officer

SMARTSTOP SELF STORAGE REIT, INC.

By:	/s/ Michael S. McClure

Name: Michael S. McClure

Title:   Chief Executive Officer

SCHEDULE A

SMARTSTOP OP, L.P.

LTIP UNIT DESIGNATION

1.Designation.  Pursuant to Section 4.2(a) of the Agreement, the General Partner hereby designates a class of Partnership Units in the Partnership designated as “LTIP Units.”  The LTIP Units issued may be time based or performance based.  The number of LTIP Units that may be issued is not limited by this Amendment.  For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Common Unit holders and LTIP Units shall be treated as Common Units.

2.Vesting Generally.  LTIP Units may, pursuant to the Plan, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a LTIP Unit Agreement. The terms of any LTIP Unit Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant LTIP Unit Agreement, if applicable.  LTIP Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of a LTIP Unit Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.”

3.Forfeiture.  Upon the forfeiture of any LTIP Units in accordance with the applicable LTIP Unit Agreement (including any forfeiture effected through repurchase), the LTIP Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose.  Unless otherwise specified in the applicable LTIP Unit Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units prior to the effective date of the forfeiture.  Upon a forfeiture of any Unvested LTIP Units by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the Effective Date of this Amendment to ensure that allocations made with respect to all Unvested LTIP Units are recognized under Section 704(b) of the Code.  Except as otherwise provided in this Amendment (including without limitation the Plan (or other applicable equity plan) and the applicable LTIP Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the LTIP Unitholder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 14, below, calculated with respect to such holder’s remaining LTIP Units, if any.

4.Adjustments.The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures. If an “Adjustment Event,” as defined below, occurs, then the General Partner shall take any action reasonably necessary, including any amendment to this Amendment, and/or any LTIP Unit Agreement adjusting the number of outstanding LTIP Units or subdividing or combining outstanding LTIP Units, in any case, to maintain a one-for-one conversion and economic equivalence ratio between Common Units and LTIP Units.  The following shall be “Adjustment Events”:  (i) the Partnership makes a distribution on all outstanding Common Units in Partnership Units other than Common Units, (ii) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, (iii) the Partnership issues any Partnership Units other than Common Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units or (iv) any other non-recurring event or transaction that would, as determined by the General Partner in its sole discretion, have the similar effect of unjustly diluting or expanding the rights conferred by outstanding LTIP Units.  If more than one Adjustment Event occurs, any adjustment to the LTIP Units needs be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously.  For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the General Partner.  If the Partnership takes an action affecting the Common Units other than an Adjustment Event and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be reasonably appropriate under the circumstances to preserve the one-to-one correspondence described above.  If an amendment is made to this Amendment adjusting the number of outstanding LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error.  Promptly after filing of such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

5.Distributions.

(a)Except as otherwise provided in this Amendment, any LTIP Unit Agreement or by the General Partner with respect to any particular class or series of LTIP Units, holders of LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions in accordance with Section 5.2 of the Agreement in an amount per unit equal to the amount that would have been payable to such holders if the LTIP Units had been Common Units for the quarterly or other period to which such distributions relate (if applicable, assuming such LTIP Units were held for the entire period to which such distributions relate).  Holders of LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions upon liquidation of the Partnership in accordance with Section 5.6 of the Agreement.  Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner.  Absent a contrary determination by the General Partner, the payment dates for such distributions shall be the same as the corresponding date relating to the corresponding distribution on the Common Units.  The record date for determining which holders of LTIP Units are entitled to receive distributions shall be the Partnership Record Date.  Notwithstanding anything in the forgoing to the contrary, prior to the Distribution Participation Date (defined below), each LTIP Unit will only be entitled to receive such distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) in an amount equal to the product of the LTIP Unit Initial Sharing Percentage for such LTIP Unit and the amount otherwise distributable with respect to such LTIP Unit pursuant to this Section 5(a).  The “LTIP Unit Initial Sharing Percentage” shall be ten percent (10%).

(b)The “Distribution Participation Date” for each LTIP Unit will be such date as may be specified in the LTIP Unit Agreement or other documentation pursuant to which such LTIP Units are issued. If no Distribution Participation Date is so specified, the Distribution Participation Date shall be the date on which such LTIP Units are issued.

6.Allocations.  Commencing with the portion of the taxable year of the Partnership that begins on the Distribution Participation Date, each LTIP Unit shall be allocated Profits and Losses in an amount per unit equal to the amount that would have been allocated to such holders if the LTIP Units had been Common Units.  Prior to the Distribution Participation Date, each LTIP Unit will only be entitled to receive allocations of Profits and Losses in an amount equal to the product of the LTIP Unit Initial Sharing Percentage and the amount allocable with respect to such LTIP Unit pursuant to this Section 6 as of the Distribution Participation Date.

7.Legend.  Any certificate evidencing an LTIP Unit shall bear an appropriate legend, as determined by the General Partner, indicating that additional terms, conditions and restrictions on transfer, including without limitation under any LTIP Unit Agreement and/or the Plan (or any other applicable equity plan), apply to the LTIP Unit.

8.Conversion to Common Units.

(a)A Qualifying Party holding LTIP Units shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units, taking into account all adjustments (if any) made pursuant to Section 4, above; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such Qualifying Party holds less than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such Qualifying Party to the extent not subject to the limitation on conversion under Section 8(b) below. Qualifying Parties shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that in anticipation of any event that will cause his or her Unvested LTIP Units to become Vested LTIP Units (and subject to the timing requirements set forth in Section 8(b) below), such Qualifying Party may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party in writing prior to such vesting event, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 8.

(b)A Qualifying Party may convert his or her Vested LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 4, above.  Notwithstanding the foregoing, in no event may a Qualifying Party convert a number of Vested LTIP Units that exceeds the Capital Account Limitation.  In order to exercise his or her Conversion Right, a Qualifying Party shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit A to the LTIP Designation to the Partnership (with a copy to the General Partner) not less than three (3) nor more than ten (10) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the Qualifying Party notice of a proposed or upcoming Partnership Transaction (as defined below) at least thirty (30) days prior to the effective date of such Partnership Transaction, then the Qualifying Party shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the General Partner of a Partnership Transaction or (y) the third (3rd) Business Day immediately preceding the effective date of such Partnership Transaction.  Each Qualifying Party seeking to convert Vested LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 8 shall be free and clear of all liens.  Notwithstanding anything herein to the contrary, if the Initial Holding Period with respect to the Common Units into which the Vested LTIP Units are convertible has elapsed, a Qualifying Party may deliver a Notice of Exchange pursuant to Section 8.4 of the Agreement relating to such Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until on or after the Conversion Date.  For clarity, it is noted that the objective of this paragraph is to put a Qualifying Party in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership pursuant to Section 8.4 of the Agreement simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 8.4 of the Agreement by delivering to such Qualifying Party REIT Shares rather than cash, then such Qualifying Party can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units.  The General Partner shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.

(c)The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 4, above; provided, however, that the Partnership may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such Qualifying Party pursuant to Section 8(b), above.  In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached hereto as Exhibit B to the LTIP Designation to the applicable holder of LTIP Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice.

(d)A conversion of Vested LTIP Units for which the holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, other than the surrender of any certificate or certificates evidencing such Vested LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Common Units into which such LTIP Units were converted.  After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion.  The assignee of any Limited Partner pursuant to Sections 9.3 and 9.4 of the Agreement may exercise the rights of such Limited Partner pursuant to this Section 8 and such Limited Partner shall be bound by the exercise of such rights by the assignee.

(e)For purposes of making future allocations under Section 14, below, and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable LTIP Unitholder that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

(f)If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Common Units shall be exchanged for or converted into the right, or the holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Partnership Transaction”), then the General Partner shall, immediately prior to the Partnership Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Partnership Transaction or that would occur in connection with the Partnership Transaction if the assets of the Partnership were sold at the Partnership Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Common Units in the context of the Partnership Transaction (in which case the Conversion Date shall be the effective date of the Partnership Transaction and the conversion shall occur immediately prior to the effectiveness of the Partnership Transaction).  In anticipation of such Forced Conversion and the consummation of  the Partnership Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Partnership Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Partnership Transaction by a holder of the same number of Common Units, assuming such holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person.  In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Partnership Transaction, prior to such Partnership Transaction the General Partner shall give prompt written notice to each LTIP Unitholder of such opportunity, and shall use commercially reasonable efforts to afford the LTIP Unitholder the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Partnership Transaction.  If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of Common Units would receive if such holder of Common Units failed to make such an election.  Subject to the rights of the Partnership and the General Partner under any LTIP Unit Agreement and the relevant terms of the Plan or any other applicable equity plan, the Partnership shall use commercially reasonable effort to cause the terms of any Partnership Transaction to be consistent with the provisions of this Section 8(f) and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holder of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Partnership Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Partnership Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in this Amendment for the benefit of the LTIP Unitholder.

9.Section 83 Safe Harbor.  Each Partner authorizes the General Partner to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(l) and proposed IRS Revenue Procedure published in Notice 2005-43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of a Partnership Interest that is transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest), or in similar Regulations or guidance, if such Proposed Section 83 Safe Harbor Regulation or similar Regulations are promulgated as final or temporary Regulations.  If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend this Amendment without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including an LTIP Unit, is transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Partnership Interests transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the General Partner determines, in its sole discretion, that the Partnership should terminate such election.  The General Partner is further authorized to amend this Amendment to modify it to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of a Partnership Interests in connection with the performance of services.  Notwithstanding anything to the contrary in this Amendment, each Partner expressly confirms that it will be legally bound by any such amendment.

10.Profits Interests.  The LTIP Units are intended to qualify and shall be treated under this Amendment as “profits interests” within the meaning of Revenue Procedure 93-27 as clarified by Revenue Procedure 2001-43, and the Partnership shall treat such LTIP Unitholders as holding “profits interests” in the Partnership for all purposes of this Amendment in respect of such LTIP Units so issued.  The intent of this Section 10 is to ensure that any LTIP Units qualify as profits interests under Revenue Procedures 93-27 and 2001-43 and this Section 10 shall be interpreted and applied consistently therewith.  To the extent provided for in Treasury Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor which the fair market value of any LTIP Unit issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such LTIP Units (i.e., a value equal to the total amount that would be distributed with respect to such LTIP Units if the Partnership sold all of its assets for their fair market value immediately after the issuance of such LTIP Units satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceeds the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Amendment). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such LTIP Units while the safe harbor election remains effective.  The terms and conditions of each LTIP Unit Agreement shall be consistent with the provisions of this Section 10.

11. Redemption.  No redemption rights shall apply with respect to LTIP Units unless and until they are converted to Common Units as provided in Section 8, above.

12.Voting. LTIP Unitholders shall have the same voting rights as Partners holding Common Units, with the LTIP Units voting together as a single class with the Common Units and having one vote per LTIP Unit and LTIP Unitholders shall not be entitled to approve, vote on or consent to any other matter.  The foregoing voting provision will not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted or provision is made for such conversion to occur as of or prior to such time into Common Units.

13.Transfer.  Subject to the terms and limitations contained in an applicable LTIP Unit Agreement and the Plan (or any other applicable equity plan) and except as expressly provided in this Amendment with respect to LTIP Units, a LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units under this Amendment.

14.Special Allocations with Respect to Eligible Units.  In the event that Liquidating Gains are allocated under this Section 14, Profits allocable under Section 5.1(a)(i) of the Agreement and any Losses allocable under Section 5.1(a)(ii) of the Agreement shall be recomputed without regard to the Liquidating Gains so allocated. After giving effect to the special allocations set forth in Section 5.1 of the

Agreement, and notwithstanding the provisions of Sections 5.1(a)(i) and 5.1(a)(ii) of the Agreement, any Liquidating Gains shall first be allocated to the holders of the converted Class A-2 Units in accordance with Section 5 of Exhibit D of the Agreement (if eligible) and thereafter to the holders of Eligible Units until the Economic Capital Account Balances of such holders, to the extent attributable to their ownership of Eligible Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their Eligible Units. Any such allocations shall be made among the holders of Eligible Units in proportion to the amounts required to be allocated to each under this Section 14. The parties agree that the intent of this Section 14 is to make the Capital Account balances of the LTIP Unitholders with respect to their LTIP Units economically equivalent to the Capital Account balance of the holders of the Common Units (on a per unit basis), but only to the extent that, at the time any Liquidating Gain is to be allocated, the Partnership has recognized cumulative revaluation gains with respect to its assets since the issuance of the LTIP Unit.